NEWSRELEASE

Teledyne Completes Acquisition of e2v

THOUSAND OAKS, Calif. and CHELMSFORD, U.K. – March 28, 2017 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) and e2v technologies plc (“e2v”) jointly announced today the successful completion of the previously announced acquisition by Teledyne of e2v by means of a Scheme of Arrangement.

For the machine vision market, e2v provides high performance image sensors and custom camera solutions and application specific standard products. In addition, e2v provides high performance space qualified imaging sensors and arrays for space science and astronomy. e2v also produces components and subsystems that deliver high reliability radio frequency power generation for healthcare, industrial and defense applications. Finally, the company provides high reliability semiconductors and board-level solutions for use in aerospace, space and communications applications.

“Every business within e2v is highly complementary to Teledyne and will contribute to our balanced portfolio of highly engineered products. From industrial machine vision to space-based imaging, microwave devices spanning radar to radiotherapy, and specialty semiconductors through micro electro-mechanical systems, our respective capabilities and engineering-centric cultures are truly a great fit,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “We are proud to continue e2v’s 70-year legacy of innovation and specialized high technology products. In addition, e2v adds greater critical mass and technical resources to Teledyne in key locations, including the United Kingdom; Grenoble, France; and Seville, Spain.”

The aggregate value for the transaction, excluding transaction costs, was approximately £627 million (or approximately $789 million) taking into account e2v stock options and net debt as of September 2016. For the year ended March 31, 2016, e2v had sales of approximately £236 million. Excluding transaction-related expenses, Teledyne management expects the transaction to be accretive to earnings per share.

Bank of America, N.A and Merrill Lynch, Pierce, Fenner & Smith Incorporated participated in financing activities related to the transaction.

Teledyne is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to a recent acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the company's ability to integrate the acquired product lines, retain customers and achieve anticipated synergies, could change anticipated results. There are additional risks associated with owning and operating businesses internationally, including those arising from U.S. and foreign policy changes or actions and exchange rate fluctuations.

Contact:	Jason VanWees +1 (805) 373-4542